Exhibit 99.1

PFS

14,970 followers

1d •

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We're thrilled to announce that PFS and GXO Logistics, Inc., the world's largest pure-play contract logistics provider, have signed a merger agreement under which GXO has agreed to purchase PFSweb, Inc. For additional details on the announ ...see more


PFS
PRESS RELEASE

PFSweb, Inc. to be Acquired by GXO Logistics, Inc.

bit.ly



Mike Willoughby • 3rd+
Chief Executive Officer at PFSweb
22h •

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So excited for the PFS team and their next chapter with GXO! This is a great combination and I can't wait to see GXO execute their expansive vision with the contribution of the PFS team and platform.

PFS
14,970 followers
1d •

+ Follow

We're thrilled to announce that PFS and GXO Logistics, Inc., the world's largest pure-play contract logistics provider, have signed a merger agreement under which GXO has agreed to purchase PFSwet ...see more



PFS
PRESS RELEASE

PFSweb, Inc. to be Acquired by GXO Logistics, Inc.
bit.ly



Monica Luechtefeld • 3rd+

Consultant, E Commerce & Digital Retailing; Previously, Exe...

22h •

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Congrats to the PFS Team!

Your hard work, and terrific customer service have made this merger possible! Can't wait to see what you'll be able to achieve for our Clients as a part of GXO!

PFS

14,970 followers

1d •

+ Follow

We're thrilled to announce that PFS and GXO Logistics, Inc., the world's largest pure-play contract logistics provider, have signed a merger agreement under which GXO has agreed to purchase PFSweb, Inc. For additional details on the announcement, you can read the full press release: bit.ly/3PetLMh


PFS
PRESS RELEASE

PFSweb, Inc. to be Acquired by GXO Logistics, Inc.

bit.ly